Exhibit 10.12
TODCO
SEVERANCE POLICY
(as of February 26, 2007)
SCOPE
This policy applies to all US shore-based salaried employees of the Company and designated US Payroll Employees.
RESPONSIBILITY
Human Resources
PURPOSE
The purpose of this policy is to define the severance policy of the Company.
ELIGIBILITY
This policy shall apply to US shore-based salaried employees and designated US Payroll Employees of the Company with the job titles identified in Exhibit “A” attached hereto and Tier 3 and Tier 4 Executives identified in Exhibit “B” attached hereto (“Eligible Employees”). No benefit shall be payable under this policy to employees who by written employment agreement are entitled to other severance payments in the event of a Change of Control. As a condition precedent to eligibility each employee will be required to execute a binding release satisfactory to the Company pursuant to which such employee releases the Company from any and all claims arising out of any acts occurring at or prior to termination of the employee’s employment by the Company. This release shall not release any rights an employee may be entitled to pursuant to indemnification arrangements with the Company or under the Company’s certificate of incorporation or bylaws. Each employee may also be required to enter into a mutual non-disparagement agreement with the Company.
POLICY
In the event of (i) involuntary termination other than for “Cause” (as defined below) or (ii) a Qualifying Termination (as defined below) of the employment of an Eligible Employee by the Company within the eighteen (18) month period immediately following a “Change in Control” (as defined below), the Company shall pay such employee a severance benefit in the amount specified below. “Cause” shall mean termination from employment due to unacceptable performance, misconduct, dishonesty, or any other violation of the policies of the Company, as determined by the Company. A “Qualifying Termination” shall be deemed to have occurred when the employment of an Eligible Employee is terminated by the Company for any reason or upon resignation by an Eligible Employee following notification of a reduction of salary and/or target bonus under the Company’s Performance Bonus Plan (or any successor to the plan), a relocation of employment in excess of fifty miles from such employee’s current work site, a reduction in job title or a significant reduction of responsibility, a reduction in welfare benefits other than a reduction for all employees of the Company, or if this policy is terminated following a Change in Control.
BENEFIT
Senior Executives. —Tier 3 Executives shall receive an amount equal to 1.5 times the employee’s annual base salary plus the amount of such employee’s target bonus under the Company’s Performance Bonus Plan for the year in which the termination occurs and a continuation of the welfare benefits of medical insurance, dental insurance, disability insurance and life insurance for eighteen (18) months after the date of termination. Tier 4 Executives shall receive an amount equal to 1.0 times the employee’s annual base salary plus the amount of such employee’s target bonus under the Company’s Performance Bonus Plan for the year in which the termination occurs and a continuation of the welfare benefits of medical insurance, dental insurance, disability insurance and life insurance for twelve (12) months after the date of termination. In addition to any severance benefit that they are entitled to receive, Tier 3 and Tier 4 Executives shall also receive payments for accrued and unused vacation and their target bonus (assuming 100% achievement of executive performance measures) under the Company’s Performance Bonus Plan in effect on the date of termination, pro-rated through date of termination.
In the event the premium cost and/or level of coverage shall change for all employees of the Company, the cost and/or coverage level, likewise, shall change for these employees in a corresponding manner. The continuation of these welfare benefits shall be discontinued prior to the end of the applicable period in the event the employee has available substantially similar benefits from a subsequent employer.
Key Employees and Other Mid-Management Employees — Four weeks pay for every year of service plus a proportionate share of such employee’s target bonus under the Company’s Performance Bonus Plan for the year in which the termination occurs with a maximum benefit of one half of annual salary plus one half of target bonus.
All Other US Shore-Based Non Rotational Salaried Employees. — Two weeks salary for every year of service with a minimum payment of 4 weeks pay and a maximum benefit of one half of annual salary.
For purposes of this policy the date used for establishing seniority will be the actual hire date by TODCO, Transocean Inc., their affiliates or predecessors.
CHANGE IN CONTROL
“Change in Control.” A Change in Control of TODCO shall be deemed to have occurred as of the first (1st) day any one or more of the following conditions shall have been satisfied:
(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of shares representing 20% or more of the combined voting power of the then outstanding voting securities of TODCO entitled to vote generally in the election of directors (the “Outstanding TODCO Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from TODCO, (B) any acquisition by TODCO (it being understood that an acquisition by an acquiror of greater than 20% of the Outstanding TODCO Voting Securities directly from TODCO shall not prevent such acquiror from causing a subsequent Change in Control if it thereafter acquires an additional 20% of the Outstanding TODCO Voting Securities in a transaction that would otherwise constitute a Change of Control), (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by TODCO or any corporation or other entity controlled by TODCO, (D) any acquisition by any corporation or other entity pursuant to a transaction which complies with clauses (A), (B) and (C) of Section (iii) below;

(ii)	Individuals who, as of the date hereof, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual becoming a director subsequent to the date hereof whose election, or nomination for election by TODCO’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)	Consummation of a reorganization, merger, conversion or consolidation or sale or other disposition of all or substantially all of the assets of TODCO (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding TODCO Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns TODCO or all or substantially all of TODCO’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding TODCO Voting Securities, (B) no Person (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) of TODCO or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation or other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	Approval by the shareholders of TODCO of a complete liquidation or dissolution of TODCO other than in connection with the transfer of all or substantially all of the assets of TODCO to an affiliate or a subsidiary of TODCO and in connection with such transfer the Eligible Employee is offered the opportunity to continue his employment on substantially the same terms as he did prior to the transfer.
Notwithstanding the foregoing, no Business Combination between TODCO and its own subsidiaries shall constitute a Change in Control under this Policy.

EXHIBIT A
ELIGIBLE EMPLOYEES
US PAYROLL EMPLOYEES
Mid Management 1

Accountant	Manager, Int’l Accounting
Administrator, Bids	Manager, IT
Administrator, Bids & Contract	Manager, Maint. & Proj. Support
Administrator, Casualty Claims	Manager, Marketing
Assistant Controller	Manager, Office
Asst. Purchasing Manager	Manager, Payroll
Attorney	Manager, Purchasing
Buyer	Manager, Rig
CAD Draftsman	Manager, Rig Operations
Control Analyst	Manager, Training
Corrosion Superintendent	Manager, Marine & Compliance
Director, Projects	Manager, Shipping & Receiving
District Controller	Marine Superintendent
Electrical Superintendent	Mechanical Superintendent
Engineering Technician	Project Engineer
Executive Assistant	Scheduler/ Planner
HR Representative	Sr. Accountant
HS&E Advisor	Sr. Administrator, LAN
Lawson Administrator	Sr. Tech Support Specialist
Legal Assistant	Sr. Electrical Superintendent
Maintenance Superintendent	Sr. HS&E Advisor — Int’l
Manager, Business Development	Sr. Maintenance Supervisor
Manager, Cash	Sr. Marketing Representative
Manager, District	Sr. Mechanical Superintendent
Manager, Facility	Structural Superintendent
Manager, HS&E	Supervisor, Training
Manager, Human Resources	Technical Support Engineer
Manager, Internal Audit	Welders Superintendent

[1]	4 weeks per year of service plus proportionate share of target bonus, maximum 6 months pay and bonus.

All Other U.S. Shore-Based Non Rotational Salaried Positions2

A/P and A/R Coordinator
Administrative Assistants
HR Administrator
HR Assistant
Tech Engineer Assistant
HS&E Audit Coordinator
Buyer
A/P Clerk
Billing Clerk
File Room Clerk
HR Data Clerk
Maintenance Clerk
Receiving Clerk
HR Representative
Project Administrator
Receptionist
Benefits Representative
Sr. Accounting Clerk
Sr. Payroll Administrator
Sr. A/P Clerk

[2]	2 weeks per year of service, maximum 6 months pay and bonus.

EXHIBIT B
SENIOR EXECUTIVES

Executive Positions	Tier

Tier 3 Executives
Vice President — Chief Financial Officer	3
Vice President — Operations	3
Vice President — General Counsel	3
Vice President — Engineering	3

Tier 4 Executives
Vice President — Marketing	4
Vice President — Human Resources	4
Vice President — Int’l Operations	4
Vice President — HSE	4
Vice President — Int’l Business Development	4
Treasurer	4
Controller	4